EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-296000, 333-56831, 333-06119, 333-34988, 333-51478, and 333-115836 of Ross Stores, Inc. on Form S-8 of our report dated March 27, 2008, relating to the Company’s consolidated financial statements and the effectiveness of its internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of Ross Stores, Inc. and subsidiaries for the year ended February 2, 2008.

/s/DELOITTE & TOUCHE LLP

San Francisco, California
March 27, 2008